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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          ENCYSIVE PHARMACEUTICALS INC.

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         Encysive Pharmaceuticals Inc., a corporation organized under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Encysive Pharmaceuticals Inc. (the "Corporation") and the name under which the Corporation was originally incorporated was Cardiology Institute of Texas, Ltd. The date of the filing of its original Certificate of Incorporation with the Secretary of State was August 2, 1989.

         2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation:

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

         FIRST: The name of the corporation is Encysive Pharmaceuticals Inc. (hereinafter referred to as the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy Five Million (75,000,000) shares of common stock (hereinafter called "Common Stock"), of a par value of one-half of one cent ($.005) per share and Five Million (5,000,000) shares of preferred stock (hereinafter called "Preferred Stock") of a par value of one-half of one cent ($.005) per share

                  Preferred Stock

                  A. Shares of Preferred Stock may be issued, from time to time, in one or more series, each of such series to have such voting powers full or limited or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions with respect thereto as are stated and expressed herein, in any amendment or amendments to this Restated Certificate of Incorporation (the "Certificate"), or in any resolution or resolutions establishing such series as are adopted by the board of directors of the Corporation (the "Board") as hereinafter provided, and as are

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acknowledged, filed and recorded in accordance with the laws of the State of
Delaware and as are not inconsistent with this ARTICLE FOURTH or any other provisions of the Certificate.

                  B. Authority is hereby expressly granted to the Board, subject to the provisions of this ARTICLE FOURTH, to authorize the issuance of one or more series of Preferred Stock and with respect to each series to fix by resolution or resolutions providing for the issuance of such series:

                  (1) The distinctive designation of such series and the number of shares which shall constitute such series;

                  (2) The amount of the consideration to be received for the shares of such series which shall be capital;

                  (3) The cumulative or noncumulative nature of the dividend to be paid;

                  (4) The dividend rate or rates to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which such dividends, if declared, shall be payable, and whether arrearages on the payment of dividends will bear interest;

                  (5) Whether or not the shares of such series shall be redeemable; the limitations and restrictions with respect to such redemptions (including whether or not the shares of such series shall be redeemable at the option of either the holder or the Corporation or upon the happening of a specified event); the manner of selecting shares of such series for redemption if less than all the shares are to be redeemed; the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates, may be subject to adjustment and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed; and whether or not the shares of such series, if redeemable, shall be redeemable for cash, property or rights, including securities of any other corporation;

                  (6) The amount which the holders of shares of such series may be entitled to receive in addition to any accumulated dividends upon the voluntary or involuntary liquidation or dissolution of the Corporation, which amount may vary depending upon whether such liquidation or dissolution is voluntary or involuntary and, if voluntary, may vary at different dates; provided, however, that the merger or consolidation of the Corporation or a sale, lease, or conveyance of all or part of the assets of the Corporation shall not be deemed a liquidation or dissolution;

                  (7) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and if so, whether such purchase, retirement or sinking fund shall be cumulative or noncumulative, and the extent to and the manner in which such funds shall be applied to the purchase or

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                  redemption of the share of such series for retirement or to the other corporate purposes and the terms and provisions relative to the operation of said fund or funds;

                  (8) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

                  (9) The voting rights, if any, of such series, but not to exceed one vote per share, and whether such voting rights shall be contingent upon the happening of a specified event and whether such voting rights shall cease upon the happening of a specified event; and

                  (10) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof not inconsistent with this ARTICLE FOURTH or any other provision of the Certificate.

                  C. The Board also shall have authority to change the designation of shares, or the relative rights, preferences and limitations of the shares of any theretofore established series of Preferred Stock, no share of which has been issued, and further, the Board shall have authority to increase or decrease the number of shares of any series previously determined by it (provided, however, that the number of shares of any series shall not be decreased to a number less than that of the shares of that series then outstanding).

                  D. Description of Series A Junior Participating Preferred
                  Stock

                  (1) Designation and Amount. The shares of such series shall be designated as "Preferred Stock - Junior Participating Series A" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 10,000. Such number of shares may be increased or decreased by resolution by the Board and without stockholder action; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock, including (without limitation) that certain Rights Agreement dated as of January 2, 2002 (the "Rights Agreement") to which the Corporation is a party.

                  (2) Dividends and Distributions. (a) Subject to the prior dividend rights of the holders of shares of any (i) other series of Preferred Stock or (ii) other class of capital stock, whether now existing or hereafter created (other than the Common Stock), which does not by its express terms rank on a parity with or subordinate to the Series A Preferred Stock with respect to payment of dividends, the holders of Series A Preferred Stock shall be entitled to receive dividends when, as and if

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                  declared from time-to-time by the Board, out of any funds
                  legally available for that purpose; provided, however, that no dividend shall be declared or paid on the Common Stock (other than in shares of Common Stock) unless a dividend shall be simultaneously declared and paid on each share of outstanding Series A Preferred Stock in an amount equal to 1,000 times (subject to adjustment as set forth below) the amount of the dividend then declared and paid on each share of Common Stock. In the event the Corporation shall at any time following the initial issuance of Series A Preferred Stock declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which each share of Series A Preferred Stock was entitled immediately prior to such event to receive pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (b) The provisions of this Section (D) (2) shall not
                  apply to any dividend or other distribution which shall be directly or indirectly in furtherance of any plan of liquidation, whether or not the same shall have been approved by stockholders.

                  (3) Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

                           (a) Subject to the provisions for adjustment
                  hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes (and each one one-thousandth (1/1,000th) of a share of Series A Preferred Stock shall have one vote) on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time following the initial issuance of Series A Preferred Stock declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (b) Except as otherwise provided herein or by law,
                  the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock

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                  shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, including, without limitation, the election of directors. If the holders of the Common Stock shall be entitled to cumulate their votes at any election of directors, or upon any other matter, the holders of the Series A Preferred Stock shall also be entitled to cumulative voting at such election of directors or upon such other matter. If cumulative voting shall ever be denied to the holders of the Common Stock, the holders of the Series A Preferred Stock shall similarly cease to be entitled to cumulative voting, without any further action or consent by the holders of Series A Preferred Stock.

                           (c) Except as otherwise set forth herein, holders of
                  Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  (4) Certain Restrictions. (a) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section D (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                                    (i) declare or pay dividends on, make any
                           other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                                    (ii) declare or pay dividends on or make any
                           other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                    (iii) redeem or purchase or otherwise
                           acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                                    (iv) purchase or otherwise acquire for
                           consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and

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                           preferences of the respective Series and classes,
                           shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                           (b) The Corporation shall not permit any subsidiary
                  of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section D
                  (4), purchase or otherwise acquire such shares at such time and in such manner.

                  (5) Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made
                  (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                  up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to any declared but unpaid dividends thereon, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to adjustment as hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time following the initial issuance of Series A Preferred Stock declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (6) Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time following the initial issuance of Series A Preferred Stock declare or pay any dividend on the Common

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                  Stock payable in shares of Common Stock, or effect a
                  subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (7) Ranking. The Series A Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other classes and series of Preferred Stock, whether now existing or hereafter created, except any class or series that specifically provides that it shall rank on a parity with or junior to the Series A Preferred Stock.

                  (8) Redemption. The shares of Series A Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law or the Certificate. The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

                  (9) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect to
                  (a) make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths (1/1,000ths) of a share or an integral multiple thereof or (b) issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

                  (10) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock (without designation as to series) and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth in the Certificate.

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                  (11) Amendment. The Certificate shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares, if any, of Series A Preferred Stock voting separately as a class.

                  (12) No Other Rights. The Series A Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein and in the Certificate or as provided by law, nor shall the holders thereof have any preemptive right to acquire any shares or securities of any kind, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation.

         FIFTH: The Board is expressly authorized to adopt, amend and repeal the By-Laws of the Corporation.

         SIXTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the DGCL as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters.

         SEVENTH: A director of the Corporation shall not be liable personally for breach of his or her fiduciary duties as a director, except that this article shall not eliminate or limit the liability of a director: (i) for any breach of his or her duty of loyalty to the Corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which he or she derived an improper personal benefit. No amendment to or repeal of this ARTICLE SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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         4. This Restated Certificate of Incorporation was duly adopted by the
Board of Directors in accordance with Sections 242 and 245 of the DGCL.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, said Encysive Pharmaceuticals Inc. has caused this
Certificate to be signed by Bruce D. Given, its President and Chief Executive Officer, this 17th day of September, 2004.



                                            ENCYSIVE PHARMACEUTICALS INC.


                                            /s/ BRUCE D. GIVEN
                                            ----------------------------------
                                            Bruce D. Given, President and
                                            Chief Executive Officer



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